Prospectus Supplement No. 7	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated May 16, 2007)	Registration No. 333-143033

SBA Communications Corporation

$350,000,000 0.375% Convertible Senior Notes due 2010

10,429,720 shares of Class A Common Stock

This prospectus supplement no. 7 supplements the prospectus dated May 16, 2007, as supplemented by prospectus supplement no. 1 dated May 31, 2007, prospectus supplement no. 2 dated June 18, 2007, prospectus supplement no. 3 dated July 6, 2007, prospectus supplement no. 4 dated August 7, 2007, prospectus supplement no. 5 dated September 27, 2007 and prospectus supplement no. 6 dated January 3, 2008 relating to the resale by certain selling securityholders of our 0.375% Convertible Senior Notes due 2010 and the shares of our Class A common stock issuable upon conversion of the notes.

You should read this prospectus supplement no. 7 in conjunction with the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5 and prospectus supplement no. 6. This prospectus supplement no. 7 is qualified by reference to the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5 and prospectus supplement no. 6, except to the extent that the information in this prospectus supplement no. 7 supersedes or supplements the information contained in the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5 and prospectus supplement no. 6.

Investing in the notes and our Class A common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement no. 7. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 7 is February 22, 2008.

SELLING SECURITYHOLDERS

The information in the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5 and prospectus supplement no. 6 in the table under the caption “Selling Securityholders” is amended by:

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replacing the information included in the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5 and prospectus supplement no. 6 regarding the selling securityholders identified in the “Revised Information Regarding Selling Securityholders” table below with the information set forth in the table; and

•	adding the information identified in the “Additional Selling Securityholders” table below regarding certain selling securityholders.

The information set forth below is based solely on information provided, on or before February 22, 2008, by or on behalf of the selling securityholders with respect to the beneficial ownership, voting and dispositive control of the notes and Class A common stock issuable upon conversion of the notes. Information concerning the selling securityholders may change from time to time. The selling securityholders may offer all, some or none of the notes or Class A common stock into which the notes are convertible under the prospectus (as amended and supplemented hereby). Because the selling securityholders may offer all or some portion of the notes or the Class A common stock, no estimate can be given as to the amount of the notes or the Class A common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided to us the information regarding their notes.

Revised Information Regarding Selling Securityholders

Name	Principal Amount of Notes Beneficially Owned And Offered (1)	Class A Common Stock Beneficially Owned (2) (3)	Class A Common Stock Offered (1) (3)	Principal Amount of Notes and Shares of Class A Common Stock Beneficially Owned After Completion of the Offering(1)
				Number	Percent
The Canyon Value Realization Fund (Cayman) Ltd. (4)(5)	22,045,000	656,923	656,923	0	*

Additional Selling Securityholders

Name	Principal Amount of Notes Beneficially Owned And Offered (1)	Class A Common Stock Beneficially Owned (2) (3)	Class A Common Stock Offered (1) (3)	Principal Amount of Notes and Shares of Class A Common Stock Beneficially Owned After Completion of the Offering(1)
				Number	Percent
BNP Paribas Arbitrage (4)	8,000,000	238,393	238,393	0	*

*	Less than one percent.

Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(1)	Assumes offer and sale of all notes and shares of Class A common stock issuable upon conversion of the notes, although selling securityholders are not obligated to sell any notes or shares of Class A common stock.
(2)	In addition to shares of Class A common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of Class A common stock identified to us by the selling securityholder as owned by it.
(3)

The number of shares of Class A common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such holder is at the initial conversion rate of 29.7992 shares per $1,000 principal amount of notes. This

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conversion rate is subject to adjustment as described in the prospectus under “Description of Notes — Conversion Rights.” As a result, the number of shares of Class A common stock issuable upon conversion of the notes may increase or decrease in the future.

(4)	The selling securityholder is an affiliate of a broker-dealer.
(5)	Canyon Capital Advisors LLC is the investment advisor and therefore the controlling entity with voting power over the notes and Class A common stock issuable upon conversion of the notes held by The Canyon Value Realization Fund (Cayman) Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us, our predecessors or affiliates, within the past three years.

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